CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated April 14, 2015, on the financial statements of Textmunications Holdings Inc. for the years ended December 31, 2014 and for the period then ended in the Company’s Report on Form S-1. We also consent to being named experts on page 43 of the Form S-1.

RBSM, LLP

/S/ RBSM, LLP
Sugar Land, Texas

May 27, 2015

281-552-8430 ● 101 Parklane Blvd., Suite 201 ● Sugar Land, TX 77478-5521